Exhibit 99.1

Velodyne Team,

By now you may have heard the news that I will be stepping down from my role as CEO and as a director of Velodyne. I want you all to know that it has been an incredibly rewarding experience being a part of this company for the past five years, and an honor to serve as your CEO.

I am so thankful to all of you for standing alongside me as we brought Velodyne from a private company to the public markets, furthering Velodyne’s position as the leader in lidar. Now, with Velodyne well positioned for continued value creation as a public company, I believe we are well prepared for our next phase of growth.

Today, we have a well-defined strategy, a strong and experienced leadership team and a cutting-edge product roadmap in place. We have worked hard to establish a best-in-class management team that will continue to professionalize the business, cement Velodyne’s technology lead, set production records and deliver significant progress on our growth plans, while maintaining a culture of empowerment and respect for all. Most importantly, we have all of you, an engineering and manufacturing team who are the best in the business, supported by passionate employees in every function that make Velodyne the powerhouse that it has become. With all this in place, I could not feel more confident about the future.

I have witnessed firsthand what you all are capable of and I’m sure you will continue to deliver, showing the impressive insight, ingenuity and innovation that has made this company great. The Board has created an Office of the Chief Executive (OCE) comprising Jim Barnhart, Drew Hamer, Kathy McBeath and Sinclair Vass. The OCE will continue to execute the growth strategy that was developed by our executive team and me. With Matt Rekow providing exemplary leadership in engineering and Sally Frykman continuing to tell the incredible story of our business, I know that Velodyne is in great hands and prepared for the Company’s next chapter. While I will remain as CEO through the end of the month, I also intend to continue supporting Velodyne in an advisory capacity, helping to ensure a seamless transition for you all, as well as for our customers and partners. Looking ahead, I ask that you keep up the great work and support this team through the transition.

Finally, it has been a pleasure and honor working with and getting to know all of you. I think of the Velodyne employee family as my extended family. You all represent the best and brightest of the industry, and it has been a privilege to be part of that. Thank you again for all your efforts. Please know that I will be cheering this team on and look forward to watching your many successes as you continue furthering Velodyne’s mission well into the future.

I will be in the office over the next two weeks, so please feel free to stop by if you have any questions.

Here’s to Velodyne’s continued progress as we move ahead!

Sincerely,

Anand